UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2026 (April 20, 2026)

Onconetix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41294	83-2262816
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 E. Fifth Street, Suite 1900 Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 620-4101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	ONCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Andrew Oakley and Thomas Meier as Directors; Elections of Sammy Dorf as Chairman of the Board

Effective on April 20, 2026, Andrew Oakley and Thomas Meier notified the Board of Directors (the “Board”) of Onconetix, Inc, a Delaware corporation (the “Company”), of their resignation from the Board. As a result of their resignation from the Board and effective as of the date mentioned herein, Mr. Oakley has also resigned from his position as Chairman of the Board and his service on the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, and Mr. Meier has also resigned from his service on the Compensation Committee.

Mr. Oakley’s and Mr. Meier’s departures from the Board were not the result of any disagreement with management or the Board on any matter relating to the Company’s operations, policies or practices.

Effective on April 23, 2026, the Board has appointed Sammy Dorf, an existing member of the Board, as Chairman of the Board. In connection with Mr. Dorf’s election as Chairman, the Compensation Committee of the Board has agreed to compensate Mr. Dorf $20,000 per year, payable on a quarterly basis, commencing on the date of his election.

Election of Josh Epstein

Effective as of April 23, 2026, the Board elected Josh Epstein to serve as a member of the Board and a member of the Audit Committee, Compensation Committee and as the chair of the Nominating and Corporate Governance Committee. Mr. Epstein will be a Class II director and will serve for a term expiring at the Company’s 2026 annual meeting of stockholders.

Mr. Epstein is a senior executive and legal professional with more than 20 years of experience across the energy, mining, technology, healthcare, cannabis, blockchain, gaming, and autonomous-systems industries. Since December 2025, he has served in a Corporate Development, Capital Markets and Legal role at Mariana Minerals Co., a mining technology company developing AI-powered software and autonomous operating systems designed to optimize mineral processing, mine operations, and capital deployment across producing assets. In that capacity, he advises the C-suite on corporate development, capital markets strategy, mergers and acquisitions, partnership structuring, and transaction execution. Since October 2025, Mr. Epstein has served as a Board Member of SRx Health Solutions, Inc. (NYSE American: SRXH).

From November of 2024 to December of 2025, Mr. Epstein was the head of Corporate Development and on the Board of Managers for Lisbon Valley Mining Co., overseeing all capital markets, M&A, partnership, and other transactional activities for the producing copper mine in Southeast Utah. Formerly, from March 2021 to November 2024, Mr. Epstein was a consultant to JJR Private Capital, a Florida and Toronto-based private equity firm founded in 2003. Previously, Mr. Epstein served as the CEO and Director of Socati Corp., a vertically integrated manufacturer of ingredients and consumer products for global cannabinoid and wellness markets. Prior to Socati, Mr. Epstein served as President and COO of Nuuvera Inc., an international wellness and medical cannabis company founded in 2016 that later listed on the Toronto Stock Exchange–V and sold to Tilray Inc. (NASDAQ: TLRY) (formerly Aphria Inc.) in 2018. Mr. Epstein was previously a Partner with FastForward Innovations Ltd., an early-stage venture capital firm where he oversaw investments and divestitures of the firm’s portfolio companies in the United States, Canada, the United Kingdom, Germany, Israel and China. Mr. Epstein began his career as an attorney with the international law firm Baker Botts, LLP, where his practice focused on mergers and acquisitions, venture capital and securities offerings. Mr. Epstein holds a B.A (English, Honors Program) and B.B.A. (Finance) from the University of Texas, a JD from the University of Texas School of Law, where he graduated with Honors and as a member of the Texas Law Review, and an MBA from the Acton School of Business in Austin, Texas, where he was Valedictorian of his class.

For his service on the Board, Mr. Epstein will receive compensation consistent with that of other non-employee directors.

Mr. Epstein has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and does not have any direct or indirect material interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Epstein and any other persons pursuant to which he was selected as a member of the Board.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCONETIX, INC.

Date: April 24, 2026	By:	/s/ David Allan White
	Name:	David Allan White
	Title:	Chief Executive Officer

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